EXHIBIT 21.1

INDEPENDENT BANK CORPORATION
Subsidiaries of the Registrant

State of Incorporation

IBC Capital Finance III
Ionia, Michigan	Delaware

IBC Capital Finance IV
Ionia, Michigan	Delaware

Midwest Guaranty Trust I
Ionia, Michigan	Delaware

Independent Bank
Grand Rapids, Michigan	Michigan

IB Wealth Management, Inc., Grand Rapids, Michigan
(a subsidiary of Independent Bank)	Michigan

IB Insurance Services, Inc., Grand Rapids, Michigan
(a subsidiary of Independent Bank)	Michigan

Independent Title Services, Inc., Grand Rapids, Michigan
(a subsidiary of Independent Bank Corporation)	Michigan

Independent Life Insurance Trust, Grand Rapids, Michigan
(a subsidiary of Independent Bank)	Michigan

Note: Table excludes insignificant subsidiaries, such as single-member limited liability companies formed solely to hold other real estate.